As filed with the Securities and Exchange Commission on December 21, 2022

Registration No. 333-268681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3826	86-0912294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3430 E. Global Loop

Tucson, AZ 85706

(877) 289-2615

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Lubniewski

President and Chief Executive Officer

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

(877) 289-2615

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Przesmicki Asa M. Henin Cooley LLP 10265 Science Center Drive San Diego, CA 92121 (858) 550-6000	Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ 333-268681

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-268681), declared effective by the Securities and Exchange Commission on December 21, 2022 (“Registration Statement”), is being filed solely for the purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit number	Description of document

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1*	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-268681), as amended, filed with the Commission on December 6, 2022 and incorporated herein by reference).

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tucson, Arizona, on the 21st day of December, 2022.

HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ John L. Lubniewski
John L. Lubniewski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John L. Lubniewski John L. Lubniewski	President, Chief Executive Officer and Director	December 21, 2022

/s/ Shaun D. McMeans Shaun D. McMeans	Senior Vice President and Chief Financial Officer	December 21, 2022

/s/ Laura L. Godlewski Laura L. Godlewski	Senior Vice President of Finance and Administration and Principal Accounting Officer	December 21, 2022

/s/ Ann F. Hanham* Ann F. Hanham	Chair of the Board of Directors	December 21, 2022

/s/ Thomas W. Dubensky Jr.* Thomas W. Dubensky Jr., Ph.D.	Director	December 21, 2022

/s/ Michelle R. Griffin* Michelle R. Griffin	Director	December 21, 2022

/s/ Christopher P. Kiritsy* Christopher P. Kiritsy	Director	December 21, 2022

/s/ Donnie M. Hardison* Donnie M. Hardison	Director	December 21, 2022

/s/ Lee R. McCracken* Lee R. McCracken	Director	December 21, 2022

*	Pursuant to power of attorney

By:	/s/ John L. Lubniewski
John L. Lubniewski
Attorney in fact